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                                                                                                      Exhibit 99.02


                                           Southern Company
                                          Financial Highlights
                            (In Millions of Dollars Except Earnings Per Share)

                                                          3 Months Ended September        9 Months Ended September
                                                          ------------------------        ------------------------
                                                              2003          2002              2003           2002
                                                              ----          ----              ----           ----
                                                            (Notes)        (Notes)          (Notes)        (Notes)

Consolidated Earnings-

Southern Company
Regulated Retail Business                                  $ 519            $ 523           $ 1,019          $ 1,016
Competitive Generation                                        80               61               198              134
                                                           -----            -----            ------          -------
Total                                                        599              584             1,217            1,150
Synthetic Fuels                                               14               13                42               27
Products and Services                                          3                2                20                4
Leasing Business                                               7                6                21               16
Parent Company and Other                                      (4)             (10)              (34)             (46)
                                                           -----            -----           -------          -------
Net Income - Excluding Dynegy (See Notes)                  $ 619            $ 595           $ 1,266          $ 1,151
                                                           =====            =====           =======          =======
           - As Reported                                   $ 619            $ 595           $ 1,349          $ 1,151
                                                           =====            =====           =======          =======

Basic Earnings Per Share-(Notes)
- Excluding Dynegy (See Notes)                             $ 0.85           $ 0.84            $ 1.75           $ 1.63
- As Reported                                              $ 0.85           $ 0.84            $ 1.86           $ 1.63


Operating Revenues                                        $ 3,337          $ 3,248           $ 8,749          $ 8,092
Average Shares Outstanding (in millions)                      730              711               724              706
End of Period Shares Outstanding (in millions)                                                   731              713

Notes
-----
- Excludes a one-time gain of $88 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 is $83 million.
- Diluted earnings per share are not more than 1 cent for any period reported above and are not material.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to review and adjustments and certain classifications may be different from final results published in the Form 10-Q.

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